Exhibit (C)(2)

Discussion Materials Private and Confidential The information contained herein is of a confidential nature and is intended for the exclusive use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Kroll, LLC. Prepared for the Special Committee of the Board of Directors of Emeren Group Ltd Prepared by: Duff & Phelps Opinions Practice June 18, 2025

Duff & Phelps Disclaimer • The following is being provided by the Duff & Phelps Opinions Practice of Kroll, LLC (“Duff & Phelps”), to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of Emeren Group Ltd (the “Company” or “Emeren”) (solely in their capacity as a member of the Special Committee) in connection with the Proposed Transaction (as defined herein), as more fully described herein. • The accompanying material was compiled on a confidential basis for the sole use and benefit of the Special Committee in connection with its evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps or as otherwise provided for in the engagement letter dated April 23, 2025 by and between the Company and Duff & Phelps. • Without limiting the previous bullet, because this material was prepared for use in the context of the Special Committee’s consideration of the Proposed Transaction, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee. These materials are not intended to represent an opinion but rather to serve as discussion materials for the Special Committee to review. • The accompanying material does not, and any opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision to enter into the Proposed Transaction versus an alternative strategy or transaction; (ii) constitute a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction; or (iii) create any fiduciary duty on behalf of Duff & Phelps to any party. • These materials should not be construed, used or relied upon as a valuation opinion, credit rating or a solvency opinion, as an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representations, or render any opinion, as to any legal or regulatory matters. • The information utilized in preparing this presentation was obtained from the Company and public sources under the assumption that they are complete and accurate as of the date of provision. Duff & Phelps has relied on the information provided to it and has not independently verified the accuracy or completeness of any such information. • Any estimates and forecasts contained herein have been prepared by the management of the Company. All estimates and forecasts contained herein involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. • No selected public company or M&A transaction used in Duff & Phelps’ analysis is directly comparable to the Company or the Proposed Transaction. PRIVATE AND CONFIDENTIAL 2

Table of Contents 3 1. Executive Summary 2. Valuation Analysis Appendix I. Selected Public Companies and M&A Transactions Reviewed II. Additional Supporting Detail PRIVATE AND CONFIDENTIAL

01. Executive Summary

Engagement and Transaction Overview 5 The Engagement • Kroll, LLC (“Duff & Phelps” or “We”), operating through its Duff & Phelps Opinions Practice, has been engaged by Emeren Group Ltd (the “Company” or “Emeren”) to serve as an independent financial advisor to the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) and to provide the Special Committee an opinion (the “Opinion”, as defined below), in connection with a contemplated transaction (the “Proposed Transaction”, as defined below). The Proposed Transaction • It is Duff & Phelps’ understanding that the Company proposes to enter into an agreement and plan of merger among Emeren Group Ltd, Shurya Vitra Ltd., and Emeren Holdings Ltd. (the “Agreement”), pursuant to which the Company intends to effect a merger of Emeren Holdings Ltd. (“Merger Sub”) with and into the Company (the “Merger”). In connection with the Merger, each outstanding ordinary share of the Company (other than the Excluded Shares, the Dissenting Shares, the Ordinary Shares represented by ADSs (as defined below), and any Company Restricted Share Unit Award) shall be cancelled in exchange for the right to receive US$0.20 per Ordinary Share in cash without interest (the “Per Share Merger Consideration”). Each American Depositary Share, representing ten (10) Ordinary Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares), together with each Ordinary Share represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$2.00 per ADS without interest (the “Per ADS Merger Consideration” and, together with the Per Share Merger Consideration, the “Consideration”). Upon consummation of the Merger, Merger Sub shall cease to exist and the Company shall continue as the surviving company of the Merger and becoming a wholly owned subsidiary of Shurya Vitra Ltd. (“Parent”) (collectively, the “Proposed Transaction”). • The parties to the Agreement other than the Company are affiliated with Himanshu H. Shah and Shah Capital Opportunity Fund LP (the “Buyer Group”). • The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement; and “Excluded Shares”, “Dissenting Shares”, “Ordinary Shares”, “Company Restricted Share Unit Award” “American Depositary Share” and “Effective Time” shall have the meanings set forth in the Agreement. Opinion • Duff & Phelps has been requested by the Special Committee to provide the Special Committee an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the public stockholders of the Company, other than the Buyer Group or affiliates of the Buyer Group, of the Consideration to be received by such stockholders of the Company in the Proposed Transaction (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder). PRIVATE AND CONFIDENTIAL

Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analyses included, but were not limited to, the items summarized below. • Reviewed the following documents: – The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2021 through December 31, 2022, The Company’s annual reports and audited financial statements on Form 10-K filed with the SEC for the years ended December 31, 2023 through December 31, 2024, and the Company’s unaudited interim financial statements for the three months ended March 31, 2025 included in the Company’s Form 10-Q filed with the SEC for the quarterly period ended March 31, 2025; – Unaudited financial information for the Company for the years ended December 31, 2023 and December 31, 2024 and the three months ended March 31, 2025, which the Company’s management identified as being the most current financial statements available; – Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections for the periods ending December 31, 2025 to December 31, 2027 prepared by and provided to us by management of the Company (the “Management Projections”); – A letter dated June 17, 2025 from the management of the Company which made certain representations as to historical financial statements, financial projections and the underlying assumptions, and a pro forma schedule of assets and liabilities (including identified contingent liabilities) for the Company on a post-transaction basis; and – Documents related to the Proposed Transaction, including a draft dated June 13, 2025 of the Agreement; • Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company and the Special Committee; • Reviewed the historical trading price and trading volume of the Company’s publicly traded securities and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant; • Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including discounted cash flow analyses, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and • Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate. Scope of Analysis PRIVATE AND CONFIDENTIAL 6

7 Valuation Indications – Stock Price (ADSs) Discounted Cash Flow Analysis Commentary Indicated Stock Price • Based on Management Projections • 6.0x – 7.0x Terminal EBITDA multiple applied to a normalized terminal Adjusted EBITDA • 13% - 15% discount rate range Implied Stock Price Range $2.00 Proposed Transaction $1.77 $2.14 PRIVATE AND CONFIDENTIAL

Valuation Indications

Valuation Conclusion

($ in thousands)

		Low	Mid	High	Proposed Transaction
Enterprise Value					
Discounted Cash Flow Analysis		$55,200	$64,500	$74,200	
Enterprise Value Conclusion		**$55,200**	**$64,500**	**$74,200**	
Plus: Cash (1)(2)		49,576	49,576	49,576	
Plus: Present Value of Net Proceeds from Sale of IPP Assets in China (3)		39,532	39,793	40,059	
Less: Debt (1)(2)		(50,904)	(50,904)	(50,904)	
Less: Non-Controlling Interest (1)(4)		(2,542)	(2,542)	(2,542)	
Aggregate Equity Value		**$90,863**	**$100,424**	**$110,390**	
Fully Diluted American Depositary Shares Outstanding (000s) (5)		51,397	51,437	51,472	
Resulting Per ADS Value		**$1.77**	**$1.95**	**$2.14**	**$2.00**
Implied Enterprise Value Multiples					
LTM Adj. EBITDA (6)	$3,964	13.9x	16.3x	18.7x	
2025 Adj. EBITDA	$13,009	4.2x	5.0x	5.7x	
2026 Adj. EBITDA	$2,800	19.7x	23.0x	26.5x	
2025 Kroll Adj. EBITDA (7)	$20,284	2.7x	3.2x	3.7x	
2026 Kroll Adj. EBITDA (7)	$8,644	6.4x	7.5x	8.6x	
LTM Total Revenue (6)	$85,621	0.64x	0.75x	0.87x	

(1) Balance as of March 31, 2025
(2) Excludes cash and debt associated with Zhejiang Emeren Smart Energy Co., Ltd to be assumed by buyer in connection with the contemplated sale of such entity
(3) Includes 10% withholding tax on proceeds from sale of China domiciled assets
(4) Excludes NCI associated with Zhejiang Emeren Smart Energy Co., Ltd due to the contemplated sale of such entity
(5) Reflects 51,321,622 ADSs per Company management and includes the dilutive impact of management options using the Treasury Stock Method
(6) Latest twelve months ending March 31, 2025
(7) Includes addback of loss on the sale of China domiciled IPP assets which is included in non-operating expenses

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02. Valuation Analysis

Valuation Analysis

Financial Performance Summary - Management Projections

($ in thousands)

	2021A	2022A	2023A	2024A	LTM (1)	Management Projections 2025P	2026P	2027P
NTP	$61,036	$13,753	$25,152	$25,874	$26,021	$16,413	$19,035	$10,777
COD/EPC	0	24,760	43,902	17,332	13,365	10,087	4,000	13,742
IPP	17,970	21,654	29,405	28,903	30,220	33,876	20,956	15,599
DSA	0	1,124	6,323	18,959	15,001	33,057	43,181	33,940
Other	656	0	860	999	1,014	32	0	0
Total Revenue	$79,662	$61,291	$105,642	$92,067	$85,621	$93,465	$87,173	$74,057
Growth		(23.1%)	72.4%	(12.9%)	(20.3%)	1.5%	(6.7%)	(15.0%)
Gross Profit	38,220	22,153	32,451	31,041	30,284	44,687	48,261	43,581
Margin	48.0%	36.1%	30.7%	33.7%	35.4%	47.8%	55.4%	58.8%
Adj. EBITDA	21,666	4,002	1,948	6,485	3,964	13,009	2,800	17,891
Margin	27.2%	6.5%	1.8%	7.0%	4.6%	13.9%	3.2%	24.2%
Growth		(81.5%)	(51.3%)	232.9%	17.3%	100.6%	(78.5%)	539.0%
Kroll Adj. EBITDA (2)						20,284	8,644	17,891
Margin						21.7%	9.9%	24.2%
Growth							(57.4%)	107.0%
Capital Expenditures	11,617	37,617	10,747	15,747	15,551	16,758	26,000	24,000
as % of Total Revenue	14.6%	61.4%	10.2%	17.1%	18.2%	17.9%	29.8%	32.4%
Cash Flow Memo								
Proceeds from Sale (3)						44,000	36,200	-
Repurchase of SOE shares (4)						(29,000)	-	-
Net Proceeds						15,000	36,200	-

(1) Latest twelve months ending March 31, 2025
(2) Includes addback of loss on the sale of China domiciled IPP assets which is included in non-operating expenses
(3) Proceeds from the expected sale of China IPP assets
(4) Buy-in of minority interest related to China IPP assets

Source: Company management

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11 Valuation Analysis • Duff & Phelps utilized and relied upon the Management Projections for the years ending December 31, 2025 through December 31, 2027, as well as discussions with the management of the Company, and a review of the Company’s historical performance and other factors to develop the discounted cash flow analysis. • Beyond the projection period, Duff & Phelps estimated the terminal value by applying a terminal EBITDA multiple range of 5.0x – 6.0x to a normalized terminal Adjusted EBITDA. Normalized Adjusted EBITDA was calculated based on an estimated return on the Company’s 2026 and 2027 capital expenditures that is expected to be realized beyond the projection period, assuming a rate of return of 14.0%, consistent with the midpoint of the discount rate range, and assuming such run-rate Adjusted EBITDA would be achieved by 2030. • Duff & Phelps discounted the resulting free cash flows and terminal value using a discount rate range of 13.0% to 15.0%. • The following is a summary of the Management Projections utilized in the DCF analysis. – Total Revenue is projected to increase by 1.5% in 2025, decrease by 6.7% in 2026, and decrease by 15.0% in 2027. – Adjusted EBITDA is projected to increase by 100.6% in 2025, decrease by 78.5% in 2026, and increase by 539.0% in 2027. – Adjusted EBITDA margin averages 13.8% over the period from 2025 through 2027. – Capital expenditures are projected to average 26.7% of Total Revenue over the period from 2025 through 2027. – A tax rate of 21.7%, reflecting a blended global tax rate based on the regions in which the Company operates, was applied to the projections. Discounted Cash Flow Analysis PRIVATE AND CONFIDENTIAL

Valuation Analysis

Discounted Cash Flow Analysis Summary

($ in thousands)

	LTM (1)	2025P	2026P	2027P	Terminal Year
Total Revenue	$85,621	$93,465	$87,173	$74,057	$74,057
Growth	(20.3%)	1.5%	(6.7%)	(15.0%)	
Kroll Adj. EBITDA	3,964	20,284	8,644	17,891	22,214
Margin	4.6%	21.7%	9.9%	24.2%	
		4/25-12/25			
Earnings Before Interest and Taxes		$13,172	($7,129)	(1,212)	
Pro Forma Taxes at 21.7%		(1,760)	0	0	
Net Operating Profit After Tax		11,412	(7,129)	(1,212)	
Tax Depreciation		9,122	15,772	19,103	
Capital Expenditures		(14,105)	(26,000)	(24,000)	
(Increase) Decrease in Working Capital		13,474	1,787	6,056	
(Increase) Decrease in Current Project Assets		(6,552)	(14,099)	(12,000)	
(Increase) Decrease in Non Current Project Assets		4,599	(5,876)	(1,007)	
Free Cash Flow		$17,950	($35,545)	(13,060)	

Enterprise Value	Low	Mid	High
Terminal EBITDA Multiple	5.00x	5.50x	6.00x
Weighted Average Cost of Capital	15.00%	14.00%	13.00%
Enterprise Value Range	**$55,200**	**$64,500**	**$74,200**

Implied Enterprise Value Multiples				
LTM Adj. EBITDA (1)	$3,964	13.9x	16.3x	18.7x
2025 Adj. EBITDA	$13,009	4.2x	5.0x	5.7x
2026 Adj. EBITDA	$2,800	19.7x	23.0x	26.5x
2025 Kroll Adj. EBITDA (2)	$20,284	2.7x	3.2x	3.7x
2026 Kroll Adj. EBITDA (2)	$8,644	6.4x	7.5x	8.6x
LTM Total Revenue (1)	$85,621	0.64x	0.75x	0.87x

(1) Latest twelve months ended March 31, 2025
(2) Includes addback of loss on the sale of China domiciled IPP assets which is included in non-operating expenses

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13 Valuation Analysis Selected Public Companies and M&A Transactions Reviewed • Duff & Phelps selected 13 publicly traded companies that were deemed relevant to its analysis. • Duff & Phelps analyzed the financial performance of each of the selected public companies. Duff & Phelps then reviewed the selected public companies’ trading multiples of enterprise value to revenue and EBITDA. • Duff & Phelps also researched selected M&A transactions involving target companies with businesses that were deemed relevant to its analysis. • The Selected Public Companies analysis and the Selected M&A Transactions analysis were not chosen as a primary methodology to value Emeren due to lack of comparability resulting primarily from differences in historical and projected growth trends, as well as business / asset mix and size; and with respect to the Selected M&A transactions, the regulatory and macroeconomic environments. PRIVATE AND CONFIDENTIAL

14 Selected Public Companies / M&A Transactions Summary Valuation Analysis PRIVATE AND CONFIDENTIAL ($ in thousands) Metric Public Company Median Transaction Median Selected Multiple Range Company Performance Enterprise Value Range DCF Enterprise Value Range $55,200 - $74,200 LTM Adj. EBITDA (1) 5.8x - 28.1x 11.8x 13.9x $3,964 13.9x - 18.7x 2025 Adj. EBITDA 5.9x - 26.5x 9.9x NA $13,009 4.2x - 5.7x 2026 Adj. EBITDA 6.3x - 24.7x 9.0x NA $2,800 19.7x - 26.5x 2025 Kroll Adj. EBITDA (2) 5.9x - 26.5x 9.9x NA $20,284 2.7x - 3.7x 2026 Kroll Adj. EBITDA (2) 6.3x - 24.7x 9.0x NA $8,644 6.4x - 8.6x LTM Total Revenue (1) 0.47x - 13.35x 8.54x 7.60x $85,621 0.64x - 0.87x (1) Latest twelve months ended March 31, 2025 (2) Includes addback of loss on the sale of China domiciled IPP assets which is included in non-operating expenses Public Company Range Enterprise Value Multiples Implied Enterprise Value Multiples

15 Appendix

16 I. Selected Public Companies and M&A Transactions Reviewed

17 Selected Public Companies – Operating Metrics PRIVATE AND CONFIDENTIAL LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports. As of June 13, 2025 For Rank Charts (% of Revenue) COMPANY INFORMATION REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN Company Name 3-YR CAGR LTM 2025 2026 3-YR CAGR LTM 2025 2026 3-YR AVG LTM 2025 2026 International Diversified Renewables Acciona, S.A. 34.1% 16.2% -5.4% 3.9% 25.0% 24.5% 14.7% -9.1% 12.2% 10.8% 13.1% 11.5% Audax Renovables, S.A. 5.7 -13.5 16.5 0.6 30.0 20.3 6.0 11.2 3.9 5.7 5.2 5.8 Boralex Inc. 7.3 -16.6 8.0 18.3 5.9 -7.9 21.6 10.2 58.8 65.3 73.4 68.4 EDP Renováveis, S.A. 9.7 3.6 14.5 3.4 -4.8 -16.7 25.2 9.7 77.6 64.1 70.0 74.3 Enlight Renewable Energy Ltd 54.5 47.8 29.4 28.3 63.7 48.6 41.2 29.8 69.0 72.2 78.7 79.6 Ørsted A/S -2.9 -0.2 6.5 4.7 9.4 76.0 -16.5 14.2 31.1 44.6 34.2 37.3 Solaria Energía y Medio Ambiente, S.A. 36.0 4.1 4.7 18.3 29.2 0.0 5.6 17.6 90.4 82.2 82.9 82.4 IDR Mean 20.6% 5.9% 10.6% 11.1% 22.6% 20.7% 14.0% 11.9% 49.0% 49.3% 51.1% 51.3% IDR Median 9.7% 3.6% 8.0% 4.7% 25.0% 20.3% 14.7% 11.2% 58.8% 64.1% 70.0% 68.4% Integrated Energy Operators NextEra Energy, Inc. 13.2% -6.9% 13.3% 10.2% 14.9% -12.1% 29.2% 11.9% 51.4% 54.1% 61.0% 61.9% Northland Power Inc. NM -5.3 2.4 0.9 NM -12.9 4.6 17.8 54.8 51.5 54.3 63.4 The AES Corporation 3.3 -3.2 1.4 3.4 -10.0 -23.0 6.2 10.3 22.3 19.5 22.5 24.0 IEO Mean 8.2% -5.1% 5.7% 4.8% 2.4% -16.0% 13.3% 13.3% 42.8% 41.7% 45.9% 49.8% IEO Median 8.2% -5.3% 2.4% 3.4% 2.4% -12.9% 6.2% 11.9% 51.4% 51.5% 54.3% 61.9% Yield Co Brookfield Renewable Partners L.P. 12.8% 14.7% 13.9% 6.6% 8.7% 11.8% 8.0% 7.5% 42.3% 41.2% 38.9% 39.2% Clearway Energy, Inc. 2.2 9.1 8.4 12.2 -0.1 12.9 6.9 8.6 87.2 84.4 82.4 79.8 XPLR Infrastructure, LP 19.4 15.1 7.1 3.2 12.9 4.1 -0.7 -5.0 167.8 156.8 147.7 135.9 YC Mean 11.5% 13.0% 9.8% 7.4% 7.2% 9.6% 4.7% 3.7% 99.1% 94.2% 89.7% 84.9% YC Median 12.8% 14.7% 8.4% 6.6% 8.7% 11.8% 6.9% 7.5% 87.2% 84.4% 82.4% 79.8% Aggregate Mean 16.3% 5.0% 9.3% 8.8% 15.4% 9.7% 11.7% 10.4% 59.2% 57.9% 58.8% 58.7% Aggregate Median 11.2% 3.6% 8.0% 4.7% 11.2% 4.1% 6.9% 10.3% 54.8% 54.1% 61.0% 63.4% Emeren Group - Analyst Estimates 4.9% -20.3% -8.7% 45.4% -33.1% 17.3% 144.5% 86.3% 5.1% 4.6% 18.9% 24.2% Emeren Group - Management Projections 4.9% -20.3% 1.5% -6.7% -33.1% 17.3% 100.6% -78.5% 5.1% 4.6% 13.9% 3.2%

Selected Public Companies – Valuation Multiples

As of June 13, 2025

(US$ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA				ENTERPRISE VALUE AS MULTIPLE OF			
Company Name	Common Stock Price (Primary) on 6/13/2025	% of 52-Week High	Market Capitalization	Enterprise Value	LTM EBITDA	2025 EBITDA	2026 EBITDA	LTM Revenue
International Diversified Renewables								
Acciona, S.A.	145.20	94.3%	$9,135	$18,812	6.6x	5.9x	6.4x	0.78x
Audax Renovables, S.A.	1.55	79.2	808	1,077	8.1	7.6	6.8	0.47
Boralex Inc.	32.18	87.9	2,435	5,169	12.5	10.0	9.0	8.54
EDP Renováveis, S.A.	9.50	58.3	11,542	21,899	12.3	9.9	9.0	8.17
Enlight Renewable Energy Ltd	67.10	95.3	2,227	5,047	18.0	12.8	9.8	13.35
Ørsted A/S	273.50	59.7	17,820	29,873	5.8	7.2	6.3	2.65
Solaria Energía y Medio Ambiente, S.A.	8.86	69.8	1,280	2,436	10.5	9.9	8.4	8.80
IDR Mean		77.8%	$6,464	$12,045	10.5x	9.0x	8.0x	6.11x
IDR Median		79.2%	$2,435	$5,169	10.5x	9.9x	8.4x	8.17x
Integrated Energy Operators								
NextEra Energy, Inc.	74.78	86.9%	$153,944	$235,013	17.2x	13.7x	12.3x	9.30x
Northland Power Inc.	21.83	88.3	4,203	8,599	10.0	8.8	7.5	5.21
The AES Corporation	11.44	56.4	8,144	41,283	17.5	14.7	13.4	3.41
IEO Mean		77.2%	$55,431	$94,965	14.9x	12.4x	11.1x	5.97x
IEO Median		86.9%	$8,144	$41,283	17.2x	13.7x	12.3x	5.21x
Yield Co								
Brookfield Renewable Partners L.P.	35.58	87.1%	$17,349	$68,965	28.1x	26.5x	24.7x	11.56x
Clearway Energy, Inc.	29.75	99.6	3,662	14,042	11.8	11.5	10.6	9.99
XPLR Infrastructure, LP	8.81	30.3	828	13,170	6.7	6.8	7.1	10.49
YC Mean		72.4%	$7,279	$32,059	15.5x	14.9x	14.1x	10.68x
YC Median		87.1%	$3,662	$14,042	11.8x	11.5x	10.6x	10.49x
Aggregate Mean		76.4%	$17,952	$35,799	12.7x	11.2x	10.1x	7.13x
Aggregate Median		86.9%	$4,203	$14,042	11.8x	9.9x	9.0x	8.54x
Emeren Group - Analyst Estimates	1.72	57.3%	$88	$135	34.1x	8.5x	4.6x	1.58x

Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Note: Stock price shown in trading currency.
Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

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Selected M&A Transactions

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
2/24/2025	Innergex Renewable Energy Inc. (1)	Operates as an independent renewable power producer in Canada, the United States, France, and Chile.	Caisse de dépôt et placement du Québec	$6,951	$717	$474	66.2%	9.70x	14.7x
2/5/2025	Altus Power, Inc.	Develops, constructs, owns, and operates roof, ground, and carport-based photovoltaic solar energy generation and storage systems in the United States.	TPG Global, LLC; TPG Rise Climate Transition Infrastructure, L.P.	$2,203	$196	$102	52.2%	11.23x	21.5x
6/20/2024	TERNA ENERGY Industrial Commercial Technical Societe Anonyme	Operates in the renewable energy sources sector in Greece, the Balkans, and Eastern Europe.	Abu Dhabi Future Energy Company PJSC - Masdar	$3,408	$449	$236	52.6%	7.60x	14.4x
5/29/2024	Neoen S.A.	Operates as an independent renewable energy production company that engages in the development and operation of renewable energy power plants.	Temasek Holdings (Private) Limited; Brookfield Corporation; Brookfield Renewable Corporation; Brookfield Global Transition Fund 2	$10,398	$554	$508	91.6%	18.76x	20.5x
5/27/2024	Atlantica Sustainable Infrastructure plc	Owns, manages, and invests in renewable energy, storage, natural gas and heat, electric transmission lines, and water assets.	Energy Capital Partners, LLC; ECP V, LP	$6,847	$1,115	$676	60.6%	6.14x	10.1x
5/15/2024	Auren Participações S.A.	Engages in the renewable energy generation business in Brazil.	Auren Energia S.A.	$3,488	$691	$320	46.2%	5.05x	10.9x
5/13/2024	OX2 AB (publ)	Develops and sells wind farms and solar parks.	EQT AB (publ); EQT Infrastructure VI	$1,225	$683	$92	13.4%	1.79x	13.3x

(1) Transaction announced, but not yet closed

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

PRIVATE AND CONFIDENTIAL

KROLL 19

Selected M&A Transactions (cont.)

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
3/14/2024	Encavis AG	Acquires and operates solar and onshore wind parks in Germany, Italy, Spain, France, Denmark, the Netherlands, the United Kingdom, Finland, Sweden, Ireland, and Lithuania.	Viessmann Generations Group GmbH & Co. KG; Kohlberg Kravis Roberts & Co. L.P.	$5,072	$511	$299	58.5%	9.93x	17.0x
6/12/2023	Opdenergy Holding, S.A.	Operates as an independent renewable energy producer in Spain.	Antin Infrastructure Partners SAS; Antins Flagship Fund V	$1,660	$156	$108	69.3%	10.65x	15.4x
3/24/2023	Tion Renewables GmbH	Operates as a renewable energy producer in Germany, Poland, the Netherlands, Italy, and the United Kingdom.	EQT AB (publ); EQT Active Core Infrastructure	$266	$36	$21	57.0%	7.30x	12.8x
10/1/2022	Con Edison Clean Energy Businesses, Inc.	Develops, owns, and operates renewable and energy infrastructure assets and provides energy-related products and services to wholesale and retail customers.	RWE Clean Energy, LLC	$6,800	NA	$553	NA	NA	12.3x
8/1/2022	Slitevind AB	Owns and operates wind power plants in Norway, Finland and Sweden.	Orrön Energy Holding AB	$131	$13	$7	50.2%	9.83x	19.6x
5/17/2022	ContourGlobal plc	Develops, acquires, owns, and operates thermal and renewable power generation assets.	KKR & Co. Inc.; KKR Global Infrastructure Investors IV	$5,653	$2,360	$794	33.6%	2.40x	7.1x
4/27/2022	Albioma	Constructs and operates biomass, photovoltaics, and geothermal projects as an independent renewable energy producer in France, Mauritius, and Brazil.	KKR & Co. Inc.	$2,808	$671	$223	33.2%	4.19x	12.6x
			Mean	$4,065	$627	$315	52.7%	8.04x	14.4x
			Median	$3,448	$554	$267	52.6%	7.60x	13.9x

PRIVATE AND CONFIDENTIAL

KROLL 20

Source: S&P Capital IQ, SEC Filings, Annual and Interim Reports.

21 II. Additional Supporting Detail

22 Trading Analysis Emeren Group Ltd – Trading History June 13, 2024 to June 13, 2025 PRIVATE AND CONFIDENTIAL 0.00 1,000.00 2,000.00 3,000.00 4,000.00 5,000.00 6,000.00 7,000.00 8,000.00 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 Volume (thousands) Share Price March 28, 2025 Emeren announces CEO transition, formation of Special Committee, and preliminary Q1 2025 results March 13, 2025 Emeren reports earnings results for Q4 and the full year ended December 31, 2024 March 17, 2025 Shah Capital Opportunity Fund, managed by Shah Capital Management and Himanshu H. Shah, submitted a non-binding proposal to acquire a 64% stake in the company for approximately $100 million. November 5, 2024 Emeren announces a co-development agreement with Arpinge to develop 300 MW battery storage portfolio in Italy September 23, 2024 Emeren dropped from S&P Global BMI Index July 1, 2024 Emeren announces partnership with PLT energia Srl on 394 MW battery storage portfolio in Italy November 14, 2024 Emeren reports earnings results for Q3 and nine months ended September 30, 2024 August 1, 2024 Emeren files form 10-K for the fiscal year ended December 31, 2023 January 15, 2025 Emeren announces sale of 65 MWp solar project portfolio in Germany to Trina Solar Emeren Group Ltd - Historical Daily Trading Volume (In thousands) Two-Week Average 180 One-Month Average 145 Six-Month Average 276 % of Shares Outstanding 0.4% % of Shares Outstanding 0.3% % of Shares Outstanding 0.5% % of Float 0.6% % of Float 0.5% % of Float 0.9% Shares Outstanding 51,322 Float 31,868 Source: Capital IQ and SEC Filings

23 Ownership PRIVATE AND CONFIDENTIAL Emeren Group Ltd - Ownership % of Shareholder Shares Outstanding Shah Capital Management, Inc 18,818,236 36.67% Monaco Asset Management S.A.M. 2,005,152 3.91% Invesco Capital Management LLC 695,245 1.35% Chen, Ke 514,027 1.00% GSA Capital Partners LLP 354,502 0.69% Mercer Global Advisors Inc. 78,489 0.15% Shah, Himanshu Harshad 56,370 0.11% Liu, Yumin 50,000 0.10% UBS Asset Management AG 34,151 0.07% Virtu Financial LLC, Asset Management Arm 30,037 0.06% Cetera Investment Advisers LLC 20,310 0.04% Apollon Wealth Management, LLC 19,600 0.04% Qube Research & Technologies Ltd 18,858 0.04% Goldman Sachs Group, Investment Banking and Securities Investments 18,026 0.04% Susquehanna International Group, LLP, Asset Management Arm 11,561 0.02% Two Sigma Securities, LLC, Asset Management Arm 11,010 0.02% Samalin Investment Counsel, LLC 11,000 0.02% Simplex Trading, LLC, Asset Management Arm 10,984 0.02% Long Run Wealth Advisors, LLC 10,300 0.02% Squarepoint OPS LLC 10,055 0.02% Other Shareholders 28,543,709 55.62% Total Shares 51,321,622 100.00% Source: Capital IQ and SEC filings

24 Common Stock Overview PRIVATE AND CONFIDENTIAL Emeren Group Ltd - Common Stock Overview Stock Price as of June 13, 2025 $1.72 Volume Weighted Average Price (VWAP) as of June 13, 2025 5-Day VWAP $1.79 52-Week Average Closing Price $1.83 10-Day VWAP $1.75 52-Week High Closing Price (10/4/2024) $2.87 30-Day VWAP $1.67 52-Week Low Closing Price (4/16/2025) $1.18 60-Day VWAP $1.51 90-Day VWAP $1.52 104-Week Average Closing Price $2.22 180-Day VWAP $1.66 104-Week High Closing Price (7/13/2023) $4.18 1-Year VWAP $1.83 104-Week Low Closing Price (4/16/2025) $1.18 52-Week Average Trading Volume 252,106 52-Week Average Trading Volume / Public Float 0.8% 104-Week Average Trading Volume 371,593 104-Week Average Trading Volume / Public Float 1.2% Stock Price Metrics Prior to March 17, 2025 Offer from the Buyer Group Premiums Implied by Proposed Transaction of $2.00 per ADS Stock Price as of March 14, 2025 $1.19 68.1% Volume Weighted Average Price (VWAP) as of March 14, 2025 5-Day VWAP $1.37 46.2% 10-Day VWAP $1.43 39.8% 30-Day VWAP $1.56 27.9% 60-Day VWAP $1.73 15.8% 90-Day VWAP $1.80 10.9% Source: Bloomberg, SEC Filings, and Capital IQ

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